SUPPLY, LICENSING AND DEVELOPMENT AGREEMENT

Sky Wellness, LLC, an Arizona limited liability company, for itself and for the benefit of all members ("Sky Wellness"), and Panacea Life Sciences, Inc., a Colorado corporation ("Panacea") (each a "Party" and together the "Parties"), for good and valuable consideration, the receipt and legal sufficiency of which is acknowledge by the Parties and the mutual covenants and agreements set forth in this Supply, Licensing and Development Agreement ("Agreement"), do agree to the following.

1. Appointment as Agent and Purpose. Sky Wellness appoints Panacea as its agent for the sole purposes of marketing and selling on consignment the product items more particularly described at Exhibit A (the "Inventory").

2. Shipment of Inventory to Panacea. At its sole cost and expense, Sky Wellness will ship the Inventory to Panacea's warehouse located at 16194 West 45th Drive, Golden, Colorado, 80403 ("Panacea Warehouse"). Sky Wellness' shipment of the Inventory will include an itemized inventory count of the product comprising the Inventory (the "Shipment Count"), and product packaging, marketing displays and material, COAs and other information and documents pertaining to the product comprising the Inventory. As of the date of shipment of the Inventory to Panacea, the Shipment County will be true and correct to the best of Sky Wellness' actual knowledge, information and belief, with no known or undisclosed defects.

3. Receipt of Inventory by Panacea; Base Price. At its sole cost and expense, Panacea will receive the Inventory at Panacea Warehouse, and will promptly inspect and undertake an itemized inventory count of the items of Inventory received against the Shipment County. Upon completion of its inspection and count of the items of Inventory received against the Shipment Count, Panacea will promptly notify Sky Wellness of the results of its inspection of the items of Inventory and the reconciliation between count of the items of Inventory received against the Shipment Count. The Parties shall thereafter: **(i)** address issues arising from the Panacea's inspection of the items of Inventory including expiration dates and COAs, **(ii)** discrepancy between Panacea's count of the items of Inventory received against the Shipment Count, and **(iii)** mutually establish a final itemized count of the items of Inventory received by Panacea for consignment under this Agreement (the "Consignment Inventory") and the base price of each stock keeping unit of the Consignment Inventory (the "Base Price").

4. Periodic Inventory; Lost Product and Shrinkage. Every quarter commencing on July 20, 2024, or upon the reasonable request of Sky Wellness, Panacea shall conduct a physical inventory of the Consignment Inventory ("Periodic Inventory Count"). In the event items of the Consignment Inventory are lost, stolen, destroyed, damaged, or unaccounted for due to any cause, known or unknown, during the consignment to Panacea (each, a "Lost Item" and collectively "Lost Items"), each Lost Item shall be considered and deemed sold; and for each Lost Item Panacea shall pay Sky Wellness sixty percent (60%) of the Base Price of the Lost Item. Notwithstanding anything to the contrary in this section or this Agreement, a stale dated items of product shall not be Lost Items. On or before thirty (30) days following the determination of Lost Items, Panacea shall pay to Sky Wellness the sum amounts of the sixty percent (60%) of the Base Price of each Lost Item.

5. <u>Ownership of Consignment Inventory; Description and Count of Consignment Inventory</u>. Sky Wellness owns the items of Consignment Inventory, and title to the Consignment Inventory shall remain in Sky Wellness until Panacea sells the items of the Consignment Inventory in severable parts or in whole. Sky Wellness will defend Panacea's sale of the items of the Consignment Inventory in the ordinary course of business and pursuant to this Agreement.

6. <u>Sharing of Net Revenue for Sale of Consignment Inventory and Intellectual Products; Remittance to Sky Wellness</u>. Panacea and Sky Wellness shall share the net sales revenue from the sale of the Consignment Inventory and products Panacea develops or manufactures, markets and sells through the use and exploitation of the "Intellectual Property" (defined in section 9 of this Agreement) (the "Intellectual Property Products") forty percent (40%) to Panacea and sixty percent (60%) to Sky Wellness. For purpose of this agreement "net sales revenue" means: **(i)** the net resulting sales price of the items of the Consignment Inventory sold taking into account discounts, rebates or other reductions of the sales or offering price, and **(ii)** the gross profit realized by Panacea from the sale of Intellectual Property Products. For purposes of clarity, the costs and expenses incurred by Panacea to warehouse, store, market, sell and deliver the Consignment Inventory, to include without limitation, warehouse costs, advertising costs, shipping and delivery costs is not deducted from the sales revenue on the sale of the Consignment Inventory.

The amount of sixty (60%) of the net sales revenue from the sale of items of the Consignment Inventory and from the sale of Intellectual Property Products shall be due and owing to Sky Wellness upon the consummation of a sale of items of the Consignment Inventory and the consummation of the sale of Intellectual Property Products. Panacea shall have the risk of collection on the sale of items of the Consignment Inventory and the sale of Intellectual Property Products, such that Panacea shall have no obligation to remit payment to Sky Wellness until Panacea receives full payment on the sale of the items of the Consigned Inventory or the sale of Intellectual Property Products, or ninety (90) days from the date of the sale of the items of the Consignment Inventory or the sale of Intellectual Property Products. The net sales revenue shall be payable by Panacea to Sky Wellness the earlier of **(i)** the twentieth (20th) day of the month following the month in which Panacea received the proceeds from the sale of the items of the Consignment Inventory or from the sale of Intellectual Property Products, or **(ii)** ninety (90) days from the date of the sale of the items of the Consignment Inventory or from the date of the sale of Intellectual Property Products.

Panacea shall provide a monthly written statement listing sales activity of items of the Consignment Inventory, including months in which no sales occurred, and sales activity of the Intellectual Property Products. For months in which sales occurred, the monthly written statement shall identify a listing of the sold items of the Consignment Inventory against the inventory of the Consignment Inventory or a listing of the Intellectual Property Products sold, the dates of such sales, the total amount of the sales, the calculation of the net sales revenue, and the amount due to Sky Wellness.

7. Price of Items of Consignment Inventory. Panacea shall determine the sales or offering price for each stock keeping unit of the Consignment Inventory; provided, however, the sales prices for each stock keeping unit of the Consignment Inventory shall not be discounted by more than fifty percent (50%) of the Base Price without the affirmative consent of Sky Wellness.

8. Operation of Panacea's Business. At its sole cost and expense, Panacea shall have the exclusive right to determine the business operation and management for the marketing and sale of the Consignment Inventory, to include without limitation, business-to-business and business-to-consumer marketing and sales, internet sales, and website design, operation and management, and subject to section 7 of this Agreement the terms of sale, shipment and delivery of the items of Consignment Inventory sold. Sky Wellness will provide Panacea with all instructions, access, logins and passwords, etcetera to manage the website. Sky Wellness will continue to pay any fees associated with hosting Sky Wellness' website. To the extent Sky Wellness has product specifications / recipes and samples for the BoneUP and D Oh Gee products, Sky Wellness will provide Panacea product specifications / recipes, and samples for the BoneUP and D Oh Gee products. Sky Wellness shall have no liability or responsibility for the operation and management of Panacea's business, employees or agents and any torts or other causes of action resulting there from, and Panacea shall defend, indemnify and hold harmless Sky Wellness for same.

9. Advertising; Intellectual Property. Panacea may use Sky Wellness' name or other identifying information in the advertising, promotion and sale of the Consignment Inventory, and for the purposes of Panacea manufacturing, marketing and selling products independent of Sky Wellness. In furtherance thereof, but subject to the disclaimer herein provided, Sky Wellness hereby grants to Panacea a non-exclusive, non-transferable, and non-assignable license (with no right for Panacea to sublicense) to use Sky Wellness' name, marketing material, marks, formulae, processes, product specifications, batch records, master manufacturing records, inventions (whether or not patentable), improvements, discoveries and developments hereafter derived from the exploitation or use of any of the foregoing, and other intellectual properties (collectively "Intellectual Property") solely in connection with this Agreement and the sale of the items of the Consignment Inventory, and for the purposes of Panacea manufacturing, marketing and selling products independent of Sky Wellness, and otherwise Panacea advertising, promoting and selling of the Consignment Inventory. Panacea recognizes and acknowledges Sky Wellness' ownership of all right, title and interest in and to the Intellectual Property; and further acknowledges, represents, and warrants that it has not acquired, and shall not acquire, any right, title, interest, or other ownership in or to the Intellectual Property, and should any such right, title, interest, or other ownership become vested in Panacea by operation of law or otherwise, Panacea shall assign, and hereby assigns, all such right, title, interest, and other ownership to Sky Wellness without further consideration or documentation.

Notwithstanding anything to the contrary in this section or this Agreement, and any remedy to which Panacea is or may be entitled, SKY WELLNESS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED REGARDING THE INTELLECTUAL PROPERTIES; AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SKY WELLNESS EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AND PANACEA ACKNOWLEDGES THAT SKY WELLNESS DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, THAT **(i)** ANY OF THE INTELLECTUAL PROPERTY IS VALID OR THAT ANY MARK OF THE INTELLECTUAL PROPERTY WILL PROCEED TO GRANT, OR IF ISSUED, WILL BE VALID, **(ii)** THE EXERCISE BY PANACEA OF ANY OF THE RIGHTS GRANTED UNDER THE LICENSE WILL NOT INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS OF ANY THIRD PARTY, AND **(iii)** OF ANY OTHER TYPE OR NATURE, INCLUDING, NOT BY WAY OF LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. These disclaimers constitute an essential part of this Agreement.

10. <u>Indemnification and Insurance</u>. Panacea shall defend, hold harmless and indemnify Sky Wellness, its members, managers, employees, attorneys, agents and their respective heirs, legal representatives, affiliates, subsidiaries, successors and assigns from and against any and all liability, loss, damage, costs, fees, attorney's fees, actions and lawsuits, whether groundless or otherwise, which any of them may sustain or incur by reason of any claim or right asserted at any time by any person or entity arising from or relating in any way to: (i) the manufacture, production and sale of products by Panacea, and any act, neglect, default or omission of Panacea and any of its affiliates, subsidiaries, directors, officers, employees and agents; (ii) Panacea's manufacture, marketing and sale of products utilizing the Intellectual Property or otherwise its acts and omissions with such products; and (iii) any product liability claim. This obligation of indemnification shall survive the termination of this Agreement.

Panacea shall maintain general liability insurance coverage with a limit of at least two million US dollars ($2,000,000.00 US) per occurrence. Panacea shall name Sky Wellness as an additional insured, and will provide Sky Wellness with a certificate of insurance evidencing such coverage within thirty (30) days of the Effective Date, with current certificates provided each year upon renewal of the policies. Said insurance coverage is to be applicable to the insurable matters against which Panacea agrees in this Agreement to defend, hold harmless and indemnify Sky Wellness.

11. <u>Notice</u>. All notice pertaining to this Agreement shall be in writing, and shall be deemed to have been duly given **(i)** the same day if personally delivered or emailed, **(ii)** the next day if sent by an overnight courier service, or **(iii)** after three (3) business days if sent by certified mail, return receipt requested, postage prepaid, to the Parties at their respective addresses identified below. Either Party may change the person and address to which written notice is to be given at any time upon prior written notice to the other Party.

Sky Wellness: Sky Wellness, LLC
Attn: Scott Plew; splew@standlee.com
22349 Kimberly Rd., Ste. E
Kimberly, Idaho 83341

Panacea: Panacea Life Sciences, Inc.
Attn: Nick Cavarra; nick.cavarra@panacealife.com
16194 West 45th Drive
Golden, CO 80403

12. Termination of Agreement. Panacea may terminate this Agreement at any time and for any reason by returning to Sky Wellness all the unsold items of the Consignment Inventory. Sky Wellness may terminate this Agreement at any time and for any reason, but such termination will not affect this Agreement as it pertains to items of the Consignment Inventory sold or for which a sale is then pending. The expense of delivery to Sky Wellness of the unsold items of Consignment Inventory shall be paid by the Party terminating this Agreement. Prior notice of termination shall not be required from a Party terminating this Agreement.

13. Time of the Essence. Time is of the essence of this Agreement.

14. Assignment. This Agreement is not assignable without the mutual written agreement of the Parties.

15. Further Documents. The Parties shall promptly and at any time or times hereafter make, execute and deliver any and all such further or other assurances, instruments, papers or things that the other might or could reasonably require for the purpose of giving full effect to the covenants, provisions and agreements herein contained.

16. Construction. This Agreement shall be construed and governed according to the laws of the state of Colorado.

17. No Waiver. Instances or patterns of waiver, forbearance, course of dealing or trade usage shall not affect the right of a Party to demand strict performance of any term or condition of this Agreement.

18. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement, or understanding pertaining to any such matter, shall be effective for any purpose. No provision of the Agreement may be amended or added to, except by an agreement in writing signed by the parties hereto, or their respective successors-in-interest.

IN WITNESS WHEREOF, the Parties execute this Agreement effective as of 13th day of May, 2024 (the "Effective Date").

"Sky Wellness" Sky Wellness, LLC, an Arizona limited liability company By: Mike Standlee Mike Standlee, Manager By: Scott Plew Scott Plew, Manager By: Dusty Standlee Dusty Standlee, Manager	"Panacea" Panacea Life Sciences, Inc., a Colorado corporation By: Leslie Buttorff Leslie Buttorff, CEO

Exhibit A
("Inventory")

[To be attached]